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                                                                    EXHIBIT 23.2


                               February 13, 1998



Rushmore Financial Group, Inc.
13355 Noel Road, Suite 650
Dallas, Texas 75240

Gentlemen:

     We hereby consent to the inclusion of our report dated October 10, 1997 covering the consolidated financial statements of Rushmore Financial Group, Inc. as of December 31, 1996 and for the two years then ended and our review report dated November 25, 1997 covering the consolidated financial statements of Rushmore Financial Group, Inc. as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 into the Form SB-2 registration statement covering up to 1,250,000 shares of common stock.


                              /s/ Cheshier & Fuller
                              Cheshier & Fuller, LLP